Exhibit 10.7
TARGA LIQUIDS MARKETING AND TRADE
PRODUCTS PURCHASE AGREEMENT
EFFECTIVE DATE:       January 1, 2007

Seller:	Targa North Texas LP 1000 Louisiana, Suite 4300 Houston, TX 77002-5050 Fax No. (713) 584-1503 Attn: Contracts Administration

Buyer:	Targa Liquids Marketing and Trade 1000 Louisiana, Suite 4300 Houston, TX 77002-5050 Fax No. (713) 584-1503 Attn: Contracts Administration
1. SALE AND PURCHASE
     Seller agrees to sell and deliver to Buyer, and Buyer agrees to purchase and receive from Seller, the Products on the terms and conditions set forth in this Products Purchase Agreement (the “Agreement”).
2. TERM
     This Agreement shall commence on the Effective Date and shall continue in full force and effect for one hundred eighty (180) Months thereafter (the “Initial Term”). At the end of the Initial Term, this Agreement shall automatically be extended for successive sixty (60) Month terms, unless either Party shall have given the other Party no less than one hundred twenty (120) Days written notice of its intent to terminate this Agreement prior to the end of (i) the Initial Term, or (ii) the then-current sixty (60) Month extension term, as applicable (the Initial Term, as extended by any sixty (60) Month extension terms, the “Term”).
3. TERMS OF SALE AND PURCHASE
     3.1. VOLUMES – COMMITMENT & DEDICATION
     Seller shall commit and dedicate, for sale to Buyer under this Agreement, all volumes of Products owned or controlled by Seller, including such volumes as are produced at the Originating Facility; provided, however, with respect to High Pressure Condensate, Seller shall have the right to retain all or a portion of such Product for sale to third parties at its sole election.
     3.2. DELIVERY OF PRODUCTS
     Buyer may elect to receive Product from Seller as follows:
(a)	Raw Product:
(i)	At the tailgate of the Originating Facility into a Raw Product Pipeline designated by Buyer.

(ii)	At the truck rack of the Originating Facility onto tank trucks provided by Buyer.

(b)	High Pressure Condensate:
(i)	At the tailgate of the Originating Facility into a Raw Product Pipeline designated by Buyer.

(ii)	At the truck rack of the Originating Facility onto tank trucks provided by Buyer.
(c)	For Specification Products:
(i)	At the truck rack of the Chico Plant onto tank trucks provided by Buyer.

(ii)	At the tailgate of the Chico Plant into a Raw Product Pipeline designated by Buyer.

(iii)	At the tailgate of the Chico Plant into a crude oil or NGL Component Pipeline designated by Buyer.
     3.3. CHICO FRACTIONATION FEE
     In the event that Buyer elects to take delivery of Specification Products at the Chico Plant by truck or by injection into a crude oil or NGL Component Pipeline, in addition to the Product price described at Section 4.1(a), Buyer shall pay Seller the Chico Fractionation Fee or the Adjusted Chico Fractionation Fee, as applicable. There shall be no fractionation fee paid to Seller for Specification Products designated by Buyer to be re-injected into a Raw Product Pipeline at the tailgate of the Chico Plant.
     3.4. SHIPMENT
     Buyer shall procure transportation for all Products from the applicable Originating Facility to the applicable Destination.
     3.5. ODORIZATION
     Seller shall odorize all propane delivered by tank truck unless Buyer requests that specific loads be delivered unodorized. Seller shall not odorize Products delivered via Pipelines or Specification Products (other than propane) delivered by tank truck, unless Buyer requests that specific loads to be delivered odorized. With respect to Products delivered unodorized hereunder, Buyer certifies, pursuant to 49 C.F.R. Sec. 173.315(b)(1), that odorization of such Products will be harmful in the use or further processing of such Products, and that odorization will serve no useful purpose as a warning agent in such use or further processing. Buyer agrees to comply with all legal requirements (including 49 C.F.R. Sec. 173.315(b)(1)) concerning odorization that are applicable to Buyer’s further use or distribution of Products delivered by Buyer under this Agreement and any Products derived therefrom by, or on behalf of, Buyer from and after the physical receipt of same at the Originating Facility by Buyer or Buyer’s designees.
     Seller, its suppliers, and/or the personnel at the Originating Facility where the tank trucks are to be loaded are hereby authorized to load tank trucks furnished or arranged by Buyer, or its designees, with unodorized liquefied petroleum gas and/or natural gas liquids.
4. PRICE
     4.1. PRICE DETERMINATION
     Buyer shall pay to Seller for each Gallon of Product delivered under this Agreement a price for each Gallon calculated as follows:

(a)	Chico Price: For Specification Products from the Chico Plant that will not be further fractionated at Mont Belvieu, an amount equal to:

Sale Price per Gallon of the applicable Products minus the sum of (i) the Marketing Fee, (ii) the Transportation Costs, and (iii) the Chico Fractionation Fee.

(b)	Mont Belvieu Price: For all other Products an amount equal to:

OPIS Index Price for the applicable Products minus the sum of (i) the Marketing Fee, (ii) the Transportation Costs, and (iii) the Mont Belvieu Fractionation Fee.
     In the event that the Chico Price, as calculated above, is less than the Mont Belvieu Price, then the Chico Price shall be recalculated as follows:
Sale Price per Gallon of the applicable Products minus the sum of (i) the Marketing Fee, (ii) the Transportation Costs, and (iii) the Adjusted Chico Fractionation Fee.
     4.2. PRICE-RELATED DEFINITIONS
(a)	“Adjusted Chico Fractionation Fee” means Chico Fractionation Fee minus the difference between (i) the Mont Belvieu Price, and (ii) the Chico Price, but in no event shall Chico Fractionation Fee be less than zero.

(b)	“Chico Fractionation Fee” means those costs, stated in cents per Gallon, relating to the fractionation of the Products, which costs shall be calculated as follows:

(c)	“CPIU” means the latest available Consumer Price Index, All Urban Consumers – (“CPI U” and/or the “CPI-U Index”), U.S. city average, All Items (1982-84=100), as published by the United States Bureau of Labor Statistics or any successor agency thereto (the “BLS”). The CPI-U shall be taken from the data published by the BLS either electronically at the then current BLS internet site or in the then current official BLS hardcopy version.

(d)	“Electricity” means the average cost of purchased electricity (in ¢/KWH) at the Cedar Bayou Fractionators fractionation facility in Mont Belvieu, Texas, for the calendar month that is two calendar months prior to the Month of Product delivery.

(e)	“Gas Price” means the Houston Ship Channel Index published in the first of the month edition of INSIDE FERC’s GAS MARKET REPORT, for one MMBtu of natural gas for the Month of Product delivery for which the fee is being calculated. Should such index be discontinued, the Parties shall mutually agree upon a comparable successor index and/or publication.

(f)	“Marketing Fee” means the greater of (i) two and one-half percent (2.5%) of the Sale Price or OPIS Index Price, as applicable, per Gallon of the applicable Product or (ii) one cent ($0.01) per Gallon of the applicable Product.

(g)	“Mont Belvieu Fractionation Fee” means those costs, stated in cents per Gallon, relating to the fractionation of the Products, which costs shall be calculated as follows:

(h)	“OPIS Index Price” means the monthly average of the daily high and low prices per Gallon, for the Month in which delivery occurs, as quoted by the Oil Price Information Service (“OPIS”) in the OPIS LP-Gas Report for “Any Current Month” volumes in the “Mont Belvieu Spot Gas Liquids Prices” table; using (i) the Non-TET prices for the propane, isobutane, normal butane and natural gasoline NGL Components; and (ii) the EP Mix price for the ethane NGL Component.

(i)	“Transportation Costs” means all costs and expenses, stated in cents per Gallon, reasonably incurred in connection with the transportation of Products hereunder from the applicable Originating Facility to the applicable destination, including pipeline costs; railcar costs; truck costs; Product losses (other than as a result of Buyer’s gross negligence or willful misconduct); demurrage, and loading, unloading, terminalling, handling and storage charges. With regard to transportation provided in whole or in part by third parties, “Transportation Costs” means the actual costs and expenses incurred by Buyer in connection therewith. With regard to transportation provided in whole or in part by Buyer or any Affiliate of Buyer, “Transportation Costs” means the commercially reasonable costs and expenses charged by Buyer or its Affiliate (excluding any general and administrative costs and expenses). For all Specification Products transported by truck from the Chico Plant, an additional loading fee of one and one-half cents ($0.015) per Gallon shall be assessed. For Specification Products injected into any crude oil or NGL Component Pipeline at the Chico Plant, an additional injection fee of one and one-half cents ($0.015) per Gallon shall be assessed.
     4.3. ALTERNATIVE INDEX
     If for any reason the OPIS Index for a particular Product should (i) cease to be published or (ii) be materially changed, the Parties agree promptly and in good faith to negotiate a mutually satisfactory alternate index or substitute methodology for calculating the price for such Product (the “Alternate Index”). If, on or before thirty (30) Days after the index used to determine the price hereunder ceases to be published, the Parties are unable to agree on an Alternate Index upon which to base the calculation of the price, the Parties shall submit such determination to arbitration in accordance with the provisions of Article 20, which arbitration procedure will determine the Alternate Index. From the date on which the index price used to determine the price for a particular Product ceases to be available until the Alternate Index is determined, the price for such Product shall be the average of the prices in effect hereunder (or that would have been in effect hereunder) during the twelve (12) Months preceding the Month in which the index upon which the price was based ceased to be available, which price shall be effective until the effective date of the Alternate Index determined as set forth in this Section 4.3. Upon the determination of an Alternate Index, the price will be adjusted retroactively to the date on which the index upon which the price previously was based ceased to be available. Any payments hereunder that are delayed pending the determination of an Alternate Index shall bear interest, at the Base Rate, from the date that such payment would have been due without such delay until the date of payment.

5. REPRESENTATIONS AND WARRANTIES
     5.1. SELLER REPRESENTATIONS AND WARRANTIES
     Seller represents and warrants to Buyer that (i) Seller has Good And Marketable Title to the Products delivered by it to Buyer hereunder and the right to sell and deliver same to Buyer, and SELLER AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD BUYER HARMLESS FROM AND AGAINST ANY CLAIMS ARISING OUT OF OR RELATED TO ANY FAILURE OF SUCH TITLE OR BREACH OF THIS WARRANTY; and (ii) Seller shall deliver all Products sold to Buyer hereunder in compliance with all Applicable Laws.
     5.2. BUYER REPRESENTATION AND WARRANTY
     Buyer represents and warrants to Seller that Buyer shall receive all Products sold by Seller hereunder in compliance with all Applicable Laws.
     5.3. BUYER ACKNOWLEDGMENT
     Buyer acknowledges that the Product delivered hereunder is hazardous and that Buyer is knowledgeable of (i) the hazards and risks associated with such Product, and (ii) the handling, receipt, transportation, storage and use of such Product.
6. WAIVER OF CONSUMER RIGHTS
     Each of Buyer and Seller hereby waives its respective rights, if any, under the Texas Deceptive Trade Practices-Consumer Protection Act, Sections 17.41 et seq., except for Section 17.555 Texas Business & Commerce Code, a law that gives consumers special rights and protections. After consultation with an attorney of its own selection, Buyer and Seller voluntarily consent to this waiver.
7. DELIVERY
     Delivery shall be deemed to have been completed when the Product has been delivered to the Measurement Points. As between the Parties, Seller shall be deemed to be in exclusive possession and control (and responsible for any damages or injury resulting therefrom or caused thereby) of the Product prior to and at the Measurement Points and Buyer shall be deemed to be in exclusive control (and responsible for any damages or injury resulting therefrom or caused thereby) of the Product from the Measurement Points. The “Measurements Points” are defined as follows:
(a)	In the case of deliveries by tank truck: when the Product has passed the Seller’s loading equipment for open hatch deliveries and when the Product enters the tank truck’s loading equipment for all other deliveries.

(b)	In the case of deliveries by Pipeline: when the Product has passed the downstream flange of the meter measuring the Product for delivery into the Pipeline at the Originating Facility.
8. PASSAGE OF TITLE
     Title to, and risk of loss for, the Products shall pass from Seller to Buyer at the applicable Measurement Points. Notwithstanding the foregoing, title to, and risk of loss associated with, any Offspec Product shall remain with Seller.

9. MEASUREMENT & ANALYSIS
     9.1. MEASUREMENT
     All Products under this Agreement shall be measured as follows:
(a)	On all deliveries into/out of transport and tank truck equipment, quantities shall be determined (in the following order of preference and based on equipment available at the Delivery Point) by: (i) weighing, (ii) meter with no vapor return or (iii) slip tube, magnetic gauging or rotary gauging device and applicable tank capacity tables.

(b)	On all deliveries into/out of pipelines, quantity shall be determined by turbine or positive displacement pipeline meter in accordance with API Manual of Petroleum Measurement Standards.

(c)	Metering systems used for quantity determinations shall not allow vapor return or shall compensate for any vapor return.

(d)	All quantities shall be corrected to 60 degrees Fahrenheit and equilibrium vapor pressure of the applicable Product at 60 degrees Fahrenheit.

(e)	Volume and compressibility correction factors shall be determined from referenced API tables or computer programs used to generate these tables.
     9.2. PRODUCT SAMPLING & ANALYSIS
(a)	Buyer will obtain a sample or samples of the applicable Product from an appropriate location at the Originating Facility, the tank truck, or pipeline, as applicable, and/or the loading/unloading facilities connected to the applicable means of transport; at an appropriate time or times and on a frequency established by Buyer; with the exact sampling locations, times and frequencies to be determined by Buyer, in its sole discretion, in order to obtain representative samples of the Raw Product, High Pressure Condensate and the Mixed Butanes Specification Product being delivered by Seller under this Agreement.

(b)	Representative samples of the Raw Product, High Pressure Condensate and the Mixed Butanes Specifications Product shall be analyzed by Buyer.

(c)	Other provisions and standards referenced herein notwithstanding, the volume of the natural gasoline NGL Component contained in the Raw Product and High Pressure Condensate shall be calculated using the component densities of the pentanes and the hexanes plus (C6+).

(d)	Buyer reserves the right, but shall not have the obligation, to similarly obtain samples for other Products being purchased hereunder and to analyze same to confirm compliance with the Specifications applicable to that Product.
     9.3. STANDARDS
     Measurement, sampling and analysis, pursuant to the above provisions, shall be conducted in accordance with the GPA Standards applicable to the methodology used; including GPA Standards 8182, 8173, 2177 and all other appropriate GPA, API and ASTM standards, with all such standards being incorporated herein for all purposes, including all revisions of those standards adopted and in effect during the term of this Agreement.

10. CLAIMS
     All claims by Buyer for deficiencies in Product quantity or quality shall be made to Seller within one hundred eighty (180) days of delivery of the applicable Product. All notices regarding Product deficiencies shall be made in accordance with Article 19. Failure by Buyer to timely notify Seller of any deficiency shall be deemed a waiver by Buyer of any claims with regard to such Product deficiencies.
11. QUALITY
     All Products delivered to Buyer under this Agreement shall meet the applicable Specifications and shall not contain any contaminants that may make it or its components commercially unacceptable. In addition, any Product transported via any Pipeline shall meet the specifications governing the applicable Pipeline receipt point. Seller may be required, on Buyer’s behalf as shipper, to furnish any Pipeline on which Products are transported, with a certificate setting forth the specifications of each shipment of Product to be transported on such Pipeline. Seller acknowledges that any such Pipeline shall have the right to: (i) refuse to accept any Product for transportation which do not meet such Pipeline’s specifications or which are not of good and merchantable quality suitable for transportation through Pipeline’s existing facilities and (ii) sample and/or test any shipment of Product prior to acceptance or during receipt of same, and in the event of variance between Seller’s certificate and Pipeline’s test, the latter shall prevail.
12. OFFSPEC PRODUCTS
     In the event any of Seller’s Products are contaminated or otherwise fail to conform to the Specifications (“Offspec Product”), either Party may notify the other Party of any such failure, and Seller immediately shall undertake and diligently pursue such acts as may be necessary to correct such failure so as to deliver Product conforming to the applicable Specifications. Buyer shall have the right, at any time and from time to time, to reject any Product not conforming to such Specifications and to refuse or suspend receipt until it is established to Buyer’s reasonable satisfaction that subsequent deliveries of Product will conform to the applicable Specifications, and nothing contained in this Article 12 or the Agreement is intended or shall be construed to limit such right. If it is subsequently determined that Buyer unknowingly accepted Offspec Product, the Parties will mutually agree upon a discounted price for such Offspec Product to reflect (i) its diminution in value, if any, from Product meeting the applicable Specifications or (ii) the cost incurred by Buyer in handling such Offspec Product. SELLER AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND CONTRACTORS FROM AND AGAINST ANY CLAIMS ARISING OUT OF, OR RELATED TO, THE DELIVERY OF OFFSPEC PRODUCT TO BUYER WHICH ARE UNKNOWINGLY ACCEPTED BY BUYER.
13. INSPECTIONS
     Each Party shall be entitled to have its representatives present during all loadings, unloadings, tests and measurements involving delivery of Product under this Agreement. Either Party may engage certified independent inspectors to perform gauging, sampling, and testing up to four (4) times during each twelve (12) Month period during the Term, in which event such inspector’s determinations shall be conclusive and binding on the Parties. Payments for such outside inspector’s services will be shared equally among the Parties unless some other arrangement for payment is mutually agreed upon.
14. NOMINATIONS
     14.1. NOMINATIONS FOR RAW PRODUCTS AND HIGH PRESSURE CONDENSATE
     No later than the third Business Day prior to the end of a calendar month, Buyer will notify Seller of its requested fractionating and processing schedule and means of taking delivery for Raw Products and High Pressure Condensate at each Originating Facility for the succeeding Month. In the event from time-to-time during a Month Buyer desires to make a change to such nomination, then Buyer shall give Seller notice of such change at least one Business Day prior to the day on which the requested change is to become effective.
     14.2. NOMINATIONS TO THE CHICO PLANT FOR SPECIFICATION PRODUCTS
     No later than the first Business Day of each calendar quarter during the Term: (i) Buyer shall provide to Seller an estimate of the volume of Specification Products that Buyer will designate for delivery at the Chico Plant during such calendar quarter, and (ii) Seller shall provide to Buyer a schedule of any planned maintenance and shall notify Buyer of other operational constraints then known to Seller which might reduce Seller’s fractionation capacity during such calendar quarter.
     No later than the last Business Day of each week during the Term, Buyer shall provide Seller with a nomination of the volume of Specification Products to be delivered by Seller to Buyer at the Chico Plant the following week. Such weekly nomination shall designate the volume of each Specification Product to be delivered to Buyer at the tailgate of the Chico Plant (i) by truck, (ii) by re-injection into a Raw Product Pipeline, and (iii) by injection into a crude oil or NGL Component Pipeline. After the nomination has been provided, Seller and Buyer shall cooperate in communicating throughout each week regarding any changes effecting such nomination, including as a result of operational constraints. Seller shall use commercially reasonable efforts to accommodate any requests of Buyer to (i) change the volumes of Specification Products to be delivered, and (ii) change the means by which Buyer elects to take delivery of such Specification Products.
15. DEFAULT; TERMINATION
     15.1. EVENTS OF DEFAULT
     It shall be an “Event of Default” if:
(a)	Either Party becomes insolvent, makes an assignment for the benefit of creditors, or a receiver or trustee is appointed for the benefit of such Party’s creditors, or a Party makes a filing for protection from creditors under any bankruptcy or insolvency laws, or such filing is made against a Party;

(b)	Buyer fails to make any payment when due and such nonpayment shall have continued for ten (10) Days or more after notice of same from Seller;

(c)	Either Party fails to perform any of its material obligations hereunder and such nonperformance shall have continued for thirty (30) Days or more after notice of same from the other Party.
     15.2. TERMINATION FOR DEFAULT
(a)	If an Event of Default occurs and is continuing, the non-defaulting Party may, by written notice to the defaulting Party, designate a day no earlier than the day such notice is effective as an early termination date (“Early Termination Date”). On the Early Termination Date, all obligations due on or after the Early Termination Date under the Agreement shall be terminated except as provided herein. If an Early Termination Date has been designated, the non-defaulting Party shall in good faith calculate the amount due between the parties as of the Early Termination Date. The non-defaulting party shall notify the defaulting Party in writing of the amount due and whether it is owed to or from the defaulting Party (the “Termination Payment”). The party owing the Termination Payment shall pay it to the other party within two (2) Business Days after the effective date of such notice, with interest at the Base Rate from the Early Termination Date until paid.

(b)	In addition, the defaulting Party hereunder shall reimburse the non-defaulting Party, on demand, for actual, reasonable out-of-pocket expenses (with interest at the Base Rate), including, without limitation, reasonable legal fees and expenses incurred by the other Party in connection with the enforcement of the Agreement.

(c)	If an Early Termination Date is designated, the non-defaulting party shall be entitled, in its sole discretion, to set-off any amount payable by the non-defaulting Party or any of its Affiliates to the defaulting Party under the Agreement or otherwise, against any amounts payable by the defaulting Party to the non-defaulting Party or any of its Affiliates under this Agreement or otherwise. This provision shall be in addition to any right of setoff or other right and remedies to which any party is otherwise entitled (whether by operation of law, contract or otherwise). If an obligation is unascertained, the non-defaulting party may in good faith estimate that obligation and set-off in respect of the estimate, subject to the non-defaulting party accounting to the defaulting Party when the obligation is ascertained.
     15.3. OTHER TERMINATION RIGHTS
     In the event that either Party ceases to be an Affiliate of Targa Resources, Inc., then either Party may, at its sole discretion, elect to terminate this Agreement upon no less than one hundred twenty (120) Days written notice to the other Party.
16. FORCE MAJEURE
     16.1. SUSPENSION
     In the event of either Party being rendered unable, wholly or in part, by reason of force majeure to carry out its obligations under this Agreement, other than to make payments due hereunder, the obligations of the Party suffering force majeure shall be suspended to the extent affected by and for the period of such force majeure condition. Such Party suffering force majeure shall give notice and full particulars of such force majeure in writing or by facsimile to the other Party as soon as possible after the occurrence of the cause. Such cause shall as far as possible be remedied with all reasonable dispatch.
     16.2. DEFINITION
     The term “force majeure” as employed herein shall mean acts of God, strikes, lockouts or other industrial disputes or disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, tornadoes, hurricanes or storms, and warnings for any of the foregoing which may necessitate the precautionary shut-down of wells, plants, gathering systems or other related facilities, floods, washouts, arrests and restraints of governments and people, civil disturbances, explosions, sabotage, breakage or accidents to equipment, machinery, plants, or lines of pipe, the making of repairs or alterations to lines of pipe or plants, inability to secure labor or materials, freezing of wells or lines of pipe, partial or entire failure of the Originating Facility or the facilities used to accept delivery of Product and/or measure the same, electric power shortages, necessity for compliance with Applicable Laws, inclement weather that necessitates extraordinary measures and expense to construct facilities and/or maintain operations and any other causes, whether of the kind enumerated herein or otherwise, not within the control of the Party claiming suspension and which by the exercise of reasonable diligence such Party is unable to prevent or overcome. Such term shall likewise include, in those instances where either Party hereto is required to obtain permits or licenses from any governmental agency to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or delays on the part of such Party in acquiring, such permits or licenses. The term “force majeure” shall also include any event of force majeure occurring with respect to the facilities or services of either Party’s suppliers or customers delivering or receiving any Product, fuel, feedstock, or other substance necessary to the performance of such Party’s obligations, and shall also include curtailment or interruption of deliveries or services by such third party suppliers or customers as a result of an event of force majeure.
     16.3. LABOR DISPUTES
     It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirements that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing party when such course is inadvisable in the sole discretion of the Party having difficulty.
     16.4. MAINTENANCE
     Either Party and/or its designee may briefly interrupt its performance hereunder for the purpose of making necessary or desirable inspections, alterations and repairs; and the Party requiring such relief shall give to the other Party reasonable notice of its intention to suspend its performance hereunder, except in cases of emergency where such notice is impracticable, in cases where the operations of the other Party will not be affected, or as to Buyer’s performance, in cases where the Product is being delivered to a terminal or a fractionation facility operated by a third party and the operator of such plant fails to give Buyer notice of such plant maintenance. The Party requiring such relief shall endeavor to arrange such interruptions so as to inconvenience the other Party as little as possible.
17. INDEMNITIES
     SELLER SHALL INDEMNIFY, RELEASE, DEFEND AND HOLD HARMLESS BUYER AND ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM AND AGAINST ANY CLAIMS ARISING OUT OF OR IN ANY WAY RELATING TO SELLER’S OWNERSHIP, POSSESSION OR CONTROL OF THE PRODUCT UP TO THE MEASUREMENT POINTS, AND BUYER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER AND ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM AND AGAINST ANY CLAIMS ARISING OUT OF OR IN ANY WAY RELATING TO BUYER’S OWNERSHIP, POSSESSION OR CONTROL OF THE PRODUCT AT AND AFTER THE MEASUREMENT POINTS.
18. ASSIGNMENT
     Should the rights of Seller giving rise to its ownership and/or control of the Product dedicated hereunder be assigned during the term of this Agreement (such as sale of any interest in an Originating Facility wherein Seller’s ownership and control of Product therefrom arises from Seller’s ownership interest in the Originating Facility), Seller shall make any such a transfer expressly subject to the terms and conditions of this Agreement and shall (i) require its successor in interest to expressly assume and agree to perform Seller’s obligations under this Agreement and to the extent of such assignment or transfer should Seller transfer less than all of its such rights. Nothing herein shall be construed to release Seller from its obligations hereunder This Agreement may be assigned by either Party to any of its Affiliates or any Party that is the transferee or successor to all or substantially all of the assets of the assigning Party without the prior written consent of the other Party; provided that the assignee shall expressly agree to assume and perform all of the assigning Party’s obligations hereunder. Any other assignment of this Agreement shall require the prior written consent of the non-assigning Party, which consent shall not be unreasonably withheld or delayed. Any assignment in violation of this Section 18 shall be void ab initio.

19. NOTICE
     Any notice, claim, demand or other correspondence hereunder shall be in writing and shall be delivered personally by courier or overnight delivery service, by certified mail, return receipt requested, or by fax (promptly followed by a copy sent by mail or personal delivery), to the Party’s address set forth in this Agreement, unless changed by notice. Such notice, claim, demand or correspondence shall be deemed to have been given on the date of the actual delivery thereof to the Party receiving such notice, or, if receipt is refused or rejected, upon attempted delivery.
20. DISPUTE RESOLUTION
     20.1. INITIAL NOTICE
     Either Party may initiate dispute resolution procedures by sending written notice (the “Initial Notice”) to the other Party specifically stating the complaining Party’s claim and requesting dispute resolution in accordance with this Article 20. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this contract. Within ten (10) Business Days after delivery of the Initial Notice, the receiving Party shall submit to the other a written response. The Initial Notice and response shall include (a) a statement of that Party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within twenty-five (25) Business Days after delivery of the Initial Notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.
     20.2. PROCEEDINGS
     Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, which has not been resolved by negotiation between executives herein within forty-five (45) Business Days after delivery of the Initial Notice, shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect by three arbitrators appointed by CPR under the terms of CPR Rule 6; provided, however, that if one Party fails to participate in negotiation as agreed herein, the other Party can commence arbitration prior to the expiration of the time periods set forth above. The arbitration shall commence upon the receipt of a notice of arbitration by either Party. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. and the Texas Arbitration Act, TEX. CIV. PRAC. & REM. CODE §§ 171.000 et seq., to the extent applicable and not in conflict with the Federal Arbitration Act. The arbitrators shall render a reasoned award, and judgment upon the award may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Houston, Texas. Unless the Parties to this Agreement agree in writing otherwise, the arbitrators shall not have the power to award, nor shall they award, any punitive or consequential damages (however nominated); however, the arbitrators may award specific performance where appropriate. Each Party shall pay its own attorneys fees and costs, and each Party shall pay one-half of the arbitrators’ fees and costs, no matter which side prevails. Except as required by law or necessary to confirm or enforce an award, all proceedings hereunder shall remain confidential.
     20.3. PRELIMINARY INJUNCTIONS; PERFORMANCE PENDING RESOLUTION
     Notwithstanding the foregoing, either Party may request preliminary injunctive and/or equitable relief from a court of competent jurisdiction at any time before an arbitrator has been selected in order to protect the rights or property of such Party pending the resolution of the dispute as provided hereunder. Despite such action the Parties will continue to participate in the procedures specified in this Agreement. Each Party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to the Agreement, unless to do so would be impossible or impracticable under the circumstances.
21. STATEMENTS, AUDIT
     On or before the tenth (10th) Business Day of the Month following the Month of delivery, Buyer shall deliver to Seller a statement showing for the Month of delivery the amount and type of Product delivered for sale hereunder, and the applicable Product price(s). Payment shall be made by Buyer in accordance with such statement as set forth in Section 3.5. Buyer may net against payments owed to Seller under this Agreement any outstanding payments owed by Seller to Buyer under this Agreement. If Seller in good faith disputes all or part of any statement or payment, then Seller shall provide Buyer with a written notice and explanation of the basis for the dispute, but shall have no right to suspend performance under this Agreement.
     Subject to the limitations set forth in the following paragraph, if an error is discovered in any statement or payment, then the Party entitled to receive such payment shall be paid by the other Party within 10 days after issuance of a corrected invoice, together with interest at the Base Rate.
     For a period of twenty-four (24) Months from the date of any statement or invoice, each Party and its duly authorized representatives shall have access to the accounting records and other documents maintained by the other Party which relate to the Product being delivered under this Agreement and any other matters covered by this Agreement and shall have the right to audit such records and other documents once a year in the offices of the Party to be audited at any reasonable time or times upon at least fifteen (15) Days prior written notice Neither Party shall make any claim on the other for any adjustment twenty (24) Months after the date of any statement or invoice.
22. TAXES
     Seller shall be responsible for any royalties, overriding royalties, and other payments due or to become due on the hydrocarbons which are subject to this Agreement. Seller shall be liable for and shall pay, or cause to be paid, or reimburse Buyer if Buyer has paid, all taxes applicable to the sale of Product by Seller to Buyer hereunder. SELLER SHALL RELEASE, INDEMNIFY, DEFEND AND HOLD BUYER, ITS DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO THE PAYMENT OF ANY TAXES, ROYALTIES, OVERRIDING ROYALTIES AND OTHER PAYMENTS DUE OR TO BECOME DUE ON THE PRODUCTS AND WHICH SELLER IS OBLIGATED TO PAY UNDER THIS AGREEMENT.
23. LIMITATION OF LIABILITY
     Neither Party shall be liable to the other Party for any indirect, incidental, punitive, exemplary, consequential or special damages save and except only to the extent such damages are imposed on a Party entitled to indemnity under the terms of this Agreement in favor of an unaffiliated third party and such damages arise from an underlying claim, liability or damages against which such Party entitled to indemnity is indemnified by a Party to this Agreement.
24. CONFLICTS OF INTEREST
     No director, employee or agent of either Party shall give or receive any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Agreement. Any representative(s) authorized by either Party may, at its sole expense, audit the applicable records of the other Party solely for the purpose of determining whether there has been compliance with this Article 24.

25. CONDUCT OF PARTIES’ BUSINESS
     Each Party in the performance of this Agreement is engaged in an independent business and nothing herein contained shall be construed as giving either Party any right to control the other Party in any way in the performance of the other Party’s business. Neither Party shall have any right to exercise control over any of the other Party’s employees, representatives, agents or contractors of any level except to the extent of any safety requirements for delivery of Product under this Agreement. All employees, representatives, agents or contractors of any level of a Party shall be entirely under the control and direction of that Party, which shall be entirely responsible for their actions and omissions.
26. GOVERNING LAW
     THIS AGREEMENT SHALL BE SUBJECT TO THE JURISDICTION OF, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, INCLUDING THE UNIFORM COMMERCIAL CODE EXCEPT AS OTHERWISE SPECIFIED HEREIN, WITHOUT REGARD TO ANY CONFLICT OF LAWS RULES THAT MAY DIRECT THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.
27. CONFIDENTIALITY
     Each Party agrees that it shall not disclose Confidential Information whether acquired before or after the Effective Date, to any third party other than each Party’s officers, directors, employees, advisors or representatives who need to know and agree to maintain the confidentiality of the Confidential Information (collectively, “Representatives”) during the Term and for a period of not more than three (3) years after the end of the Term. Each Party shall be responsible for any breach of this Agreement by its Representatives.
     Notwithstanding anything contained in this Article 27, Confidential Information may be disclosed to any governmental, judicial or regulatory authority requiring such Confidential Information, provided that: (i) such Confidential Information is submitted under applicable provisions if any, for confidential treatment by such governmental, judicial or regulatory authority; (ii) prior to such disclosure, the Party who supplied the information is given notice of the disclosure requirement so that it may take whatever action it deems appropriate, including intervention in any proceeding and the seeking of an injunction to prohibit such disclosure; and (iii) the Party subject to the governmental, judicial or regulatory authority endeavors to protect the confidentiality of any Confidential Information to the extent reasonable under the circumstances and to use its good faith efforts to prevent the further disclosure of any Confidential Information provided to any governmental, judicial or regulatory authority.
28. SEVERABILITY
     The invalidity of any one or more covenants or provisions of this Agreement shall not affect the validity of any other provisions hereof or this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed to the maximum extent possible as if such invalid provision had not been included herein.
29. NO THIRD PARTY BENEFICIARY
     Nothing in this Agreement shall entitle any Person other than Seller or Buyer, or their successors or assigns, to any claim, cause of action, remedy or right of any kind relating to the transaction(s) contemplated by this Agreement.

30. WAIVER
     Waiver by either Party of the breach of any provision(s) hereof by the other Party shall not be deemed to be a waiver of the breach of any other provision(s) hereof or of any subsequent or continuing breach of such provision(s).
31. ENTIRE AGREEMENT – ALTERATIONS OR AMENDMENTS
     This Agreement contains the entire agreement of the Parties respecting the matters addressed herein and no oral promises, agreements or warranties shall be deemed a part hereof, nor shall any alteration or amendment of this Agreement, or waiver of any of its provisions, be binding upon either Party hereto unless the same be in writing and signed by both Parties.
32. COMPLIANCE WITH LAWS
     The Parties shall comply with all Applicable Laws in the performance of their respective obligations under this Agreement.
33. HEADINGS
     The headings of the Articles, Sections and Paragraphs of this Agreement are for convenience of reference only and shall not constitute a part, nor modify, define or limit any of the terms or provisions, hereof.
34. SURVIVAL
     The provisions of Articles 15, 15, 20, 23, 26 and 27 shall survive any expiration or termination of this Agreement.
35. FURTHER ASSURANCES
     Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.
36. RULES OF CONSTRUCTION
     In construing this Agreement, the following principles shall be followed:
(a)	No consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement.

(b)	Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(c)	The word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions.

(d)	The plural shall be deemed to include the singular and vice versa, as applicable.

(e)	Unless the context otherwise requires, any reference to a statutory provision (including those contained in subordinate legislation) is a reference to the provision as amended or re-enacted, or as modified by other statutory provisions from time to time, and includes subsequent legislation made under the relevant statute.

Accepted and Agreed to:	Accepted and Agreed to:

Targa North Texas LP	Targa Liquids Marketing and Trade

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT A
DEFINITIONS
In addition to any terms defined in the Products Purchase Agreement to which this Exhibit A is affixed, as used herein, the following terms shall be given the following meanings:
“Affiliate” means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified, with the term “control” (including the terms “controlled by” or “under common control with”) meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Any Person shall be deemed to be an Affiliate of any specified Person if such Person owns fifty percent (50%) or more of the voting securities of the specified Person, if the specified Person owns fifty percent (50%) or more of the voting securities of such Person, or if fifty percent (50%) or more of the voting securities of the specified Person and such Person are under common control.
“Alternative Index” is defined in Section 4.3.
“API” means the American Petroleum Institute.
“Applicable Laws” means all applicable laws, statutes, regulations, rules, authorizations and orders of, and all applicable restrictions imposed by, any Governmental Authority
“ASTM” means ASTM International (formerly American Society for Testing and Materials).
“Base Rate” means the lesser of (i) two percent (2%) above the per annum rate of interest announced from time to time as the “prime rate” for commercial loans by JPMorgan Chase, as such “prime rate” may change from time to time, or (ii) the maximum applicable non-usurious rate of interest
“Barrel” means forty-two (42) Gallons of an equivalent liquid volume.
“Business Day” means any day other than a Saturday, Sunday or a weekday that is observed as a holiday by federal reserve banks located in Houston, Texas.
“Buyer” means Targa Liquids Marketing and Trade, a Delaware general partnership.
“Central Time” means Central Time as adjusted for daylight savings time.
“Chico Fractionation Fee” is defined in Section 4.2.
“Chico Plant” means Seller’s Chico Gas Processing Plant located in Wise County, Texas
“Chico Price” is defined in Section 4.1.
“Claims” means any and all losses, damages, fines, liens, levies, penalties, claims, demands, causes of action, suits, legal or administrative proceedings, orders, governmental actions and judgments of every kind and character, and any and all costs and expenses (including, without limitation, attorneys’ fees, expert witness fees, and court costs) related thereto.
“Confidential Information” means this Agreement and any other written data or information (or an oral communication if the Party requesting confidentiality for such oral communication promptly confirms such communication in writing) which is privileged, confidential or proprietary, except information which (i) is a matter of public knowledge at the time of its disclosure or is thereafter published in or otherwise
Exhibit A-1

ascertainable from any source available to the public without breach of this Agreement, (ii) constitutes information which is obtained from a third party (who or which is not an Affiliate of one of the Parties) other than by or as a result of unauthorized disclosure, or (iii) prior to the time of disclosure had been independently developed by the receiving Party or its Affiliates not utilizing improper means.
“Day” or “Daily” means shall mean a twenty-four (24) hour period commencing 7:00 a.m. Central Time and extending until 7:00 a.m. Central Time on the following Day.
“Early Termination Date” is defined in Section 15.2(a).
“Gallon” means one U.S. liquid Gallon, which is the unit of volume used for the purpose of measurement of liquid. One U. S. liquid Gallon contains 231 cubic inches when the liquid is at a temperature of sixty 60 degrees Fahrenheit (60ƀ F) and at the vapor pressure of the liquid being measured.
“Good and Marketable Title” means such title free from all liens, mortgages, security interests, encumbrances and adverse claims or other charges.
“Governmental Authority” means any federal, national, state, regional, municipal or local governmental or quasi-governmental authority or regulatory department, agency, legislative, judicial or administrative body, taxing authority or other governmental or quasi-governmental authority in any jurisdiction having jurisdiction over any Party or the performance of the obligations set forth in this Agreement
“GPA” means the Gas Processors Association, headquartered in Tulsa, Oklahoma, U.S.A.
“High Pressure Condensate” means a mixture of liquid hydrocarbons meeting the Specifications for High Pressure Condensate.
“Initial Notice” is defined in Section 20.1
“Measurement Points” is defined in Section 7.
“Mont Belvieu Fractionation Fee” is defined in Section 4.2.
“Mont Belvieu Price” is defined in Section 4.1.
“Month” or “Monthly” means a period commencing at 7:00 a.m. Central Time on the first Day of a calendar month and extending until 7:00 a.m. Central time on the first Day of the next succeeding calendar month.
“NGL Component” means each of the five individual hydrocarbon constituents contained in the Raw Product and High Pressure Condensate, including ethane, propane, isobutane, normal butane and natural gasoline (with natural gasoline including all pentane and heavier hydrocarbon components).
“Offspec Product” has the meaning ascribed to it in Section 10 of these General Terms.
“OPIS Index” means the Oil Price Information Service Index.
“OPIS Index Price” is defined in Section 4.2.
“OPIS LP Report” means the OPIS LP – Gas Price Report published by Oil Price Information Service.
“Originating Facility” means the Chico Plant, the Shackelford Plant or any other natural gas processing facility now or hereafter owned by Seller.
“Parties” means Buyer and Seller collectively.
Exhibit A-2

“Party” means each of Buyer or Seller, as applicable.
“Person” means any individual, corporation, partnership, limited liability company, association, joint venture, trust, or other organization of any nature or kind.
“Pipeline” shall mean any crude oil, natural gas liquids or Raw Product pipeline through which the Raw Product or any other Products are being transported and at which the Products are being delivered, in accordance with Section 4.
“Pound” means sixteen (15) ounces avoirdupois.
“Product” means Raw Product, High Pressure Condensate or a Specification Product, as applicable.
“Raw Product” means a mixture of liquid hydrocarbons meeting the specifications governing the applicable Pipeline receipt point.
“Sale Price” means the price at which Product(s) are sold to third parties.
“Seller” means Targa North Texas LP, a Delaware limited partnership.
“Shackelford Plant” means Seller’s Shackelford Gas Processing Plant in Shackelford County, Texas
“Specification Product” means any of the individual liquid hydrocarbon products meeting the Specifications applicable thereto.
“Specifications” means the specifications for Specification Products, Mixed Butanes and High Pressure Condensate, Natural Gasoline, respectively set forth in Exhibit B.
“Term” is defined in Section 2.1.
“Termination Payment” is defined in Section 15.2(a).
“Transportation Costs” are defined in Section 4.2.

EXHIBIT B
Product Specifications
Set forth in this Attachment B below are the product characteristics, and respective test methods for such characteristics, required to be met for each of the Products being sold and delivered pursuant to the attached Agreement.
MIXED BUTANE SPECIFICATIONS

TEST METHODS
	PRODUCT CHARACTERISTICS	MINIMUM	MAXIMUM	LATEST REVISIONS
1.	Composition
	Percent by Liquid Volume		Predominantly Isobutane
&Normal ButaneASTM E-260
	Propane and Lighter		3.0 of Isobutane	ASTM D-2163
	Butadiene		0.01 of Normal Butane
	Butylene		0.35 of Normal Butane
	Pentanes & Heavier		1.5 of Normal Butane
	Hexanes & Heavier		0.05 of Normal Butane

2.	Vapor Pressure
	Psig @ 100ƀF		70	ASTM D-1267

3.	Corrosion
	Copper Strip @ 100ƀF		1-b	ASTM D-1838
(Invalid if additive or inhibitor is used)
	Corrosion Additive or Inhibitor, PPM by Weight		1	Applicable Industry Practices

4.	Total Sulfur
	PPM by Weight in Liquid		140	ASTM D-3246

5.	Volatile Residue
	95% Evaporated, Temperature, ƀF		+36	ASTM D-1837

6.	Dryness No Free Water Visual

7.	Hydrogen Sulfide
	PPM by Weight in Liquid		1.0	Field - Length of Stain Tube.
(Lab test required if field
	Lab - Gas Chromatography test is positive.)			with Flame Photometric Detector

8.	Floride
	PPM by Weight in Liquid		0.5	Gas Chromatography
Product Accounting
For accounting purposes, propane shall be considered isobutene, butylenes shall be considered normal butane, and pentanes and heavier shall be considered normal butane within the above listed specification limits

NOTE:	The test method for Items 2 and 5 are not necessary if an adequate compositional analysis is available which indicates compliance with this requirement.
Exhibit B-1

NATURAL GASOLINE SPECIFICATION
TEST METHODS

	PRODUCT CHARACTERISTICS	MINIMUM	MAXIMUM	LATEST REVISIONS
1.	Composition		ASTM E-260
Percent by Liquid Volume
	Butanes and Lighter		3.0	GPA 2177
	Pentanes & Heavier	97.0	100.0

2.	Vapor Pressure (see note below)
	Psig @ 100ƀF, Reid		Nominally 13.5 to 14	ASTM D-323
(See Note Below)

3.	Corrosion
	Copper Strip @ 100ƀF		1-b	ASTM D-130
(Invalid if additive or inhibitor is used)
	Corrosion Additive or Inhibitor, PPM by Weight		1	Applicable Industry Practices

4.	Doctor Test for Sulfur
			Negative	GPA Publication 1138

5.	Dryness
			No Free Water	Visual

6.	Color
		+25	No Color	Field White Cup Method
Lab – ASTM D-156

7.	Distillation
	End Point, °F		375	ASTM D-216

NOTE:	The test methods for Items 2 and 7 are not necessary if an adequate compositional analysis is available which indicates compliance with these requirements.
Exhibit B-3

DE-ETHANIZED RAW PRODUCT AND HIGH PRESSURE CONDENSATE SPECIFICATIONS

TEST METHODS
	PRODUCT CHARACTERISTICS	MINIMUM	MAXIMUM	LATEST REVISION

1.	Composition			ASTM E-260

	Percent by Liquid Volume	Predominantly ethane, propane,
butanes & natural gasoline
		(pentanes & heavier)		GPA 2177

	Ethane & Ethylene		As limited by other
NGL Components
and vapor pressure
ASTM D-2163

	Propylene		5.0 of Propane
	Butylene		0.35 of Normal Butanes

2.	Product Vapor Pressure		240 psig	ASTM D-1267

3.	Loading Temperature

	Minimum Product Loading Temperature, °F	0

4.	Corrosion

	Copper Strip @ 100° F (Invalid if additive		1-b	ASTM D-1838
or inhibitor is used.)
	Corrosion Additive or Inhibitor, PPM by Weight		1	Applicable Industry Practices

5.	Total Sulfur

	PPM by Weight in Liquid		150	ASTM D-3246

6.	Carbon Dioxide

	PPM by Weight in Liquid		1000	GPA 2177

6.	Dryness		No Free Water	Visual

7.	Pentanes & Heavier

	Perform the Saybolt color test		No Color	Visual Using White Cup
	after weathering sample to 70° F			Method
if white cup indicates possible color.

Color
	Saybolt No.	Plus 25		ASTM D-156
Distillation
	End Point, °F		375	ASTM D-86

8.	Odorization

This product shall not be odorized.

9.	Deleterious Substances (PPM by Weight in Liquid)

	COS		1
	Ammonia		1
	Fluorides		1
Product Accounting: For accounting purposes, ethylene shall be considered ethane, propylene shall be considered propane, and butylenes shall be considered normal butane within the above listed specification limits. Any excess of these hydrocarbon components above the specification limits shall not be accounted for.
Methanol: Shippers should reduce methanol levels to the lowest practical level. Injection rates above the minimum are expensive and wasteful and methanol can destroy catalyst beds in downstream operations

Exhibit B-4

TARGA HD-5 PROPANE FUEL SPECIFICATIONS

	PRODUCT CHARACTERISTICS	MINIMUM	MAXIMUM	LATEST REVISION

1.	Composition		As limited by other	ASTM E-260
	Percent by Liquid Volume Ethane		NGL Components
			& vapor pressure

	Propane	90.0	100
	Propylene		5.0	ASTM D-2163
	Butanes & Heavier		2.5

2.	Vapor Pressure
	Psig @ 100°F		208	ASTM D-1267

3.	Corrosion
	Copper Strip @ 100°F		1-b	ASTM D-1838
	(Invalid if additive or inhibitor is used.) Corrosion
	Additive or Inhibitor, PPM by Weight		1	Applicable Industry Practices

4.	Total Sulfur
	PPM by Weight in Liquid		120	ASTM D-3246

5.	Hydrogen Sulfide
	PPM by Weight in Liquid		1	Field - Length of Stain Tube
	(Lab test required if field test is positive.)			Lab Chromatography with
				Flame Photometric Detector

6.	Carbonyl Sulfide
	PPM by Weight in Liquid		2	Field-Length of Stain Tube
	(Field test invalid if C4+ exceeds 1.0 LV%)			Lab-UOP 212 or UOP 791
	(Lab test required if field test is positive)			Lab-Gas Chromatography with
				Flame Photometric Detector

7.	Non-Volatile Residue
	a) Milliliters @ 100°F		0.05	ASTM D-2158
	b) Oil Stain		Pass

8.	Dryness
	Freeze Valve, Seconds		60 (Note 2)	ASTM D-2713

9.	Volatile Residue
	95% Evaporated-Temperature, °F		-37	ASTM D-1837

10.	Ammonia
	PPM by Weight in Liquid		1	Field-Length of Stain Tube
				Lab - UOP 430

11.	Fluorides
	PPM by Weight in Liquid as		1	Field-Length of Stain Tube
	Monatomic Fluorine			Lab-UOP-619-83

12.	Other Deleterious Substances (PPM by Weight in Liquid)
	Includes but not limited to		1	Gas chromatography with flame
	(Isoprene, Butadiene, Vinyl			ionization or electron
	Chloride, glycol, amine, caustic)			capture detection or other

NOTES:	(1) The test methods for items 2 and 7 are not necessary if a compositional analysis is available which indicates compliance with these requirements. (2) The addition of methanol in the distribution system should be on a spot basis and must not exceed a rate of 5 gallons per 10,000 Gallons of Product.

Exhibit B-5